Exhibit 10.4

CONSULTING AGREEMENT

THIS AGREEMENT is made effective the 1st day of February, 2010, between CHESAPEAKE OPERATING, INC., an Oklahoma corporation (“COI”), and J. Mark Lester, an individual (the “Consultant”).

W I T N E S S E T H:

WHEREAS, COI desires to retain the services of Consultant and Consultant desires to provide the services to COI subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein contained, COI and Consultant agree as follows:

1.

Engagement. COI hereby engages Consultant and Consultant hereby accepts such engagement as a consultant to COI. Consultant is engaged as an independent contractor, and Consultant and COI do not intend to create a joint venture, partnership, employment relationship or other relationship which might impose a fiduciary obligation on Consultant or COI in the performance of this Agreement.

2.	Term. Unless terminated as hereinafter provided, the term of this Agreement will commence on February 1, 2010 and extend until June 30, 2010 unless terminated by either party.

2.1

Events of Termination. This Agreement may be terminated at any time without cause by written notice of termination by COI or Consultant not less than seven (7) days prior to the effective date of such termination.

2.2	Procedure on Termination. Within one (1) day after the effective date of termination of this Agreement, Consultant will deliver to COI any property of COI in the possession of Consultant.

On the effective date of termination caused by notice by Consultant, all compensation payable to Consultant hereunder will cease and all parties will be discharged from further performance under this Agreement excepting only liabilities, compensation and claims which accrue prior to the effective date of termination.

On the effective date of termination caused by notice by COI, COI will pay to Consultant 1) any consulting fees set forth in Item 4.1 which are due prior to the effective date of the termination but which are unpaid as of such date. As of the effective date of the termination, all parties will be discharged from further performance under this Agreement.

3.

Consulting Relationship. Throughout the term of this Agreement, the Consultant will use best efforts and due diligence to assist COI and serve in the capacity of Special Advisor - Geosciences as outlined in discussions with representatives of COI. All work and services performed by Consultant for COI will be on behalf of and in Consultant’s capacity as an independent contractor.

3.1	Work Location. COI will require Consultant to complete the tasks set forth by COI at COI’s locations as required.

3.2	Supervision and Facilities. Steve Dixon, Executive Vice President – Operations & Chief Operating Officer of COI, will request and direct the services of Consultant.

4.	Compensation and Expenses. Consultant will receive the following compensation for the services to be provided during the term of this Agreement:

4.1

Consulting Fees. COI agrees to pay Consultant $50,000 per month for not less than 120 hours worked per month by Consultant within fifteen (15) business days following receipt of an invoice of actual hours worked. Invoices shall be submitted bi-weekly and contain a description of all work performed on a daily basis during the billing period.

4.2	Plane Hours. COI agrees to provide Consultant 20 hours of NetJet plane hours for personal use during the term of this agreement.

4.3

Taxes. The Consultant hereby acknowledges that the payments set forth in the above Items 4.1 and 4.2 represent compensation for services as an independent contractor and that Consultant will be responsible for payment of all income taxes, employment taxes and social security taxes and shall indemnify Company for any liability therefore.

4.4

Expenses. COI agrees to promptly reimburse Consultant for all reasonable business expenses, including but not limited to applicable telephone usage, travel expenses and business mileage incurred during the performance of this Consulting Agreement. For such expenses to be reimbursable, an invoice for such expenses must be presented to COI with appropriate supporting documentation and must be approved by Steve Dixon. Payment of all expenses will be made pursuant to the Vendor Expense Policy of COI.

5.

Confidentiality. Consultant recognize that the nature of Consultant’s services are such that Consultant will have access to information which is of a confidential nature, which is of great value to COI and which is the foundation on which COI’s business is predicated. Consultant agrees not to disclose to any person other than COI’s employees or COI’s legal counsel nor use for any purpose, other than the performance of this Agreement, any information, data or material (regardless of the form) which is: (1) provided, disclosed or delivered to Consultant by COI, any officer, director, employee, agent, attorney, accountant, or other person or entity employed by COI in any capacity, any customer, borrower or business associate of COI or any public authority having jurisdiction over COI or any business activity conducted by COI; or (2) produced, developed, obtained or prepared by Consultant (whether or not such information was developed in the performance of this Agreement) with respect to COI or any of COI’s assets, oil and gas prospects, business activities, officers, directors, employees, borrowers or customers. On request by COI, COI will be entitled to a copy of any such documents or such information in the possession of Consultant. Consultant also agrees that the provisions of this paragraph 5 will survive the termination, expiration or cancellation of this Agreement and that on termination, expiration or cancellation of this Agreement, Consultant will deliver to COI all of the information, data and material containing such information.

6.

Non-Solicitation of Employees. Consultant covenants that during the term of this Agreement and for the one (1) year period immediately following the termination of this Agreement for any reason, Consultant will neither directly nor indirectly induce nor attempt to induce any executive or employee of the Company to terminate his or her employment to go to work for any other company.

7.	Miscellaneous. COI and Consultant further agree as follows:

7.1

Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by fax to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other party:

To COI:	Chesapeake Operating, Inc.
Post Office Box 18128
Oklahoma City, Oklahoma 73154-0128
Attn: Mr. Steve Dixon

To Consultant:	[Consultant’s Home Address]

7.2	Assignment. Neither this Agreement nor any of the rights or obligations hereunder can be assigned or delegated whether voluntarily, by operation of law or otherwise.

7.3	Entire Agreement. This instrument constitutes the entire Agreement between the parties and there are no agreements, understandings, warranties or representations except as set forth herein.

7.4	Binding Effect. This Agreement will inure to the benefit of COI and Consultant and will bind the respective heirs, successors and permitted assigns of the parties hereto.

7.5

Legal Fees. If any party institutes an action or proceeding against any other party relating to or to enforce the provisions of this Agreement or any default hereunder, the prevailing party to such action or proceeding shall be entitled to recover from the other party reasonable attorneys’ fees, costs and litigation expenses incurred by such prevailing party.

7.6

Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible and to be legal, valid and enforceable.

7.7	Headings. Paragraph or other headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

7.8

Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

7.9

Governing Law. This Agreement shall be interpreted and construed under and by virtue of the internal laws of the State of Oklahoma, regardless of the domicile or residence of the parties, and shall be deemed for such purposes to have been made and executed in Oklahoma County, Oklahoma. All claims, disputes and other matters in question arising out of or relating to this Agreement, or the breach thereof, will be decided by proceedings instituted and litigated in a court of competent jurisdiction in Oklahoma County, Oklahoma.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

CHESAPEAKE OPERATING, INC., an

Oklahoma corporation

By:

/s/ Steve Dixon
Steve Dixon
Executive Vice President - Operations
Chief Operating Officer

/s/ J. Mark Lester
J. Mark Lester
Consultant